FOR IMMEDIATE RELEASE
Contact: Lindsey McGough
Phone: 501.219.2400

Equity Media Holdings Corporation Announces Sale of Five Television Stations

LITTLE ROCK, Ark. (April 4, 2008) Equity Media Holdings Corporation (Nasdaq: EMDA) announced today that its subsidiary, EBC Southwest Florida, Inc., has entered into an agreement to sell five Southwest Florida low power and Class A television stations (WUVF-CA, WLZE-LP, WBSP-CA, WEVU-CA and WTLE-LP) to Luken Communications, LLC for $8 million.

The Asset Purchase Agreement complies with the asset sale requirements of Equity Media’s current loan. Luken Communications, LLC is owned by Henry G. Luken III, President/Chairman/CEO of Equity Media, and Thomas M. Arnost, CEO of Equity Media’s station group.

Equity Media and its subsidiaries, including the Company’s wholly-owned Retro Television Network (RTN), continue to do business as normal while the Company explores alternative financing.

About Equity Media Holdings Corporation
Equity Media Holdings Corporation (Nasdaq: EMDA) is a growing broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Station Group, Spectrum Holdings Division and Broadcast Services Division. Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network provide centralized content distribution services, which Equity Media believes are unique within the media industry. The Company is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S.   For more information, please visit www.EMDAholdings.com.

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